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Exhibit 1c



                             ARTICLES SUPPLEMENTARY

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                   NAVIGATOR TAX-FREE MONEY MARKET FUND, INC.


         NAVIGATOR TAX-FREE MONEY MARKET FUND, INC., a Maryland corporation having its principal office in the City of Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:


         FIRST: Pursuant to Section 2-208 of the Maryland General Corporation Law, the Board of Directors of the Corporation has classified all of the Two Billion (2,000,000,000) authorized, unissued and unclassified shares of capital stock of the Corporation (par value One Mill ($.001) per share), as Class A Common Stock pursuant to resolutions materially in the form set forth below adopted by the directors of the Corporation by written unanimous consent dated January 30, 1986:

         RESOLVED, that pursuant to Article VI of the Articles of Incorporation of the Corporation, all of the Two Billion (2,000,000,000) authorized, unissued and unclassified shares of capital stock of the Corporation (of the par value of One Mill ($.001) per Share and the aggregate par value of Two Million Dollars ($2,000,000)) be, and hereby are, classified and designated as Class A Common Stock (referred to collectively from time to time as "First Portfolio");

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         FURTHER RESOLVED, that each share of Class A Common Stock shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption that are set forth in the Articles of Incorporation of the Corporation with respect to its shares of capital stock.

         SECOND: The shares of Class A Common Stock of the Corporation classified pursuant to the resolutions set forth in Article FIRST of these Articles Supplementary have been classified by the Corporation's Board of Directors under the authority contained in the charter of the Corporation.

         IN WITNESS WHEREOF, NAVIGATOR TAX-FREE MONEY MARKET FUND, INC. has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereunto affixed and attested by its Secretary on this 9th day of March, 1987.

                                              NAVIGATOR TAX-FREE MONEY
                                              MARKET FUND, INC.



                                              By: /s/ Frank J. Bruzda
                                                  -------------------------
                                                       President

[seal]



Attest:


/s/ James W. Jennings
----------------------------
Secretary
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                                   CERTIFICATE



         THE UNDERSIGNED, President of NAVIGATOR TAX-FREE MONEY MARKET FUND, INC., who executed on behalf of said Corporation the attached Articles Supplementary to Articles of Incorporation of said Corporation, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the attached Articles Supplementary to be the corporate act of said Corporation, and certifies that to the best of this knowledge, information and belief the matters and facts set forth in the attached Articles Supplementary with respect to authorization and approval are true in all material respects, under the penalties for perjury.



                                                         /s/ Frank J. Bruzda
                                                         ----------------------

Dated: March 9, 1987.